Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-83766 and 333-120422) and Form S-3 (No. 333-117036) of our report dated June 22, 2007, with respect to the combined statements of revenues and direct operating expenses of Anadarko Williston Basin Operations, for each of the years in the three-year period ended December 31, 2006, which report appears in the Form 8-K/A of Encore Acquisition Company dated April 11, 2007.

/s/ KPMG LLP

Houston, Texas

June 22, 2007